Exhibit 10.1

425 Eagle Rock Ave, Suite 403

Roseland, NJ 07068

April 6, 2021

Leonard Osser

Camlet Court

Roseland, New Jersey 07068

Re: Succession Agreement

Dear Leonard,

As part of the Succession Plan of Milestone Scientific Inc., a Delaware corporation (the “Company”), you have agreed with the Company to restructure certain of your existing agreements with the Company and to provide for additional and broader executive support, and at such time as you elect to step down as the Company’s Interim Chief Executive Officer to become the Vice Chairman of the Company’s Board of Directors (the “Board”).

1.	Existing Agreements.

(a)

For the avoidance of doubt, each of the following agreements (each an “Existing Agreement” and collectively the “Existing Agreements”) is intended to survive in accordance with its terms, except as expressly provided in paragraphs 1(b), (c) and (d) below:

(i)	the Employment Agreement dated September 1, 2009, as amended, between you and the Company (the “2009 Agreement”);

(ii)

the Employment Agreement dated as of July 10, 2017 between you and the Company, consolidating into one agreement provisions of that certain Employment Agreement dated January 1, 2008 and the amendment thereto dated March 6, 2013 (the “2008 Agreement”), pursuant to which upon you stepping down as Chief Executive Officer of the Company the Company agreed to employ you as Managing Director, China Operations of the Company (the “China Operations Agreement”); and

(iii)	the Consulting Agreement dated as of July 10, 2017 (the “Consulting Agreement”) between the Company and U.S. Asian Consulting Group, LLC, a company of which you are a principal.

(b)	With respect to the China Operations Agreement, the following shall be applicable:

(i)

Compensation. Your compensation payable under the China Operations Agreement shall be reduced from $300,000 per annum to $200,000 per annum, consisting of $100,000 in cash payable in accordance with the Company’s usual executive compensation arrangements and $100,000 in the Company’s common stock valued in accordance with and subject to the other terms of the China Operations Agreement.

(ii)

Benefits. You will continue to receive all benefits to be provided by the Company to you pursuant to the China Operations Agreement. Without limiting the foregoing, such benefits shall include the following, subject to the terms of the China Operations Agreement:

(A)

such major medical, and family health coverage benefits and long-term disability group plan coverage generally available to the Company’s officers. To the extent you qualify, you may participate in, or benefit under, any employee benefit plan, arrangement or perquisite made available by the Company to its key executives;

(B)	ordinary and necessary business related expenses as shall be incurred by you in the course of the performance of your duties under this agreement; and

(C)	a monthly car allowance in the amount of $1,200.

(c)	With respect to the Consulting Agreement, the following shall be applicable:

(i)

Compensation. Your compensation payable under the Consulting Agreement shall be changed from $100,000 per annum to $200,000 per annum, consisting of $100,000 in cash payable monthly in arrears, on the last day of each month, and $100,000 in the Company’s common stock, which shares were formerly payable under the China Operations Agreement. The provisions of the China Operations Agreement with respect to the issuance and deferral of the shares issuable pursuant to such agreement shall continue to be applicable to the shares issuable pursuant to the Consulting Agreement, mutatis mutandis.

(d)	General.

(i)

Deferral. Notwithstanding the termination of the 2008 Agreement and the 2009 Agreement, the change in status set forth above or the change of 100,000 shares of stock being issued under the China Operations Agreement to being issued under the Consulting Agreement, you shall be entitled (A) at the expiration of the Consulting Agreement for any reason, to all compensatory and other benefits (including shares of Company stock) earned by you under such agreement prior to the termination thereof, and (B) at the expiration of the 2009 Agreement term for any reason to all compensatory and other benefits (including shares of Company stock) earned by you under (x) the 2008 Agreement prior to the 2009 Agreement termination date, (y) the 2009 Agreement prior to the 2009 Agreement termination date, and (z) any other contract, plan or agreement providing for the payment of benefits or compensation upon, following or in connection with a termination of your employment or retention; provided, however, that if you are a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision), no payment under this Section 1(b)(iv) in connection with your termination of employment (other than a payment of salary through the date of such termination, and payments on account of termination of employment or retention by reason of death) shall be made until the date which is six (6) months after the date of the termination of your retention (or, if earlier, the date of your death); provided further, if the Company determines based upon written advice of counsel that any such payment if made during the calendar year that includes the termination date would not be deductible in whole or in part by reason of Code §162(m), such payment shall be made on January 2 of the following calendar year (or such later date as may be required under the preceding proviso if you are a “specified employee”).

(ii)

Certain Fees. At such time as you step down as the Company’s Interim Chief Executive Officer and become the Vice Chairman of the Company’s Board of Directors, you will be entitled to director’s fees as a part-time employee on the same basis as non-employee directors.

(iii)	Full Force and Effect. Except as set forth above, the Existing Agreements shall remain in full force and effect.

2.

Board Responsibilities. As you are currently a member of the Board, your responsibilities as a member of the Board will continue. As you know, your responsibilities as a member of the Board include the following:

●

Generally: You shall have all responsibilities of a Director of the Company imposed by Delaware or applicable law, and to the extent not inconsistent with such laws, the Certificate of Incorporation and Bylaws of the Company, as each may be amended from time to time;

●	Attendance: Use best efforts to attend scheduled meetings of the Board;

●	Act as a Fiduciary: Represent the stockholders and the interests of the Company as a fiduciary;

●

Participation: Participate as a full voting member of the Board in setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, serving on Board Committees, and reviewing management performance;

●	Integrity: Uphold high standards of integrity and probity and extend your support in instilling the appropriate culture, values and behaviors in the boardroom and beyond; and

●	Growth: Contribute to the growth of the Company in a meaningful way.

3.	Committee(s). The Board may in the future, with your approval, appoint you to a committee. In such event, the then current charter for such committee will be furnished to you.

4.

Consulting Services. From and after such time as you elect to step down as the Interim Chief Executive Officer of the Company, in addition to serving as Vice Chairman of the Board, you shall provide general consulting services to the Company or to the Company’s subsidiaries and affiliated companies from time to time when reasonably requested by the Chief Executive Officer of the Company and at times reasonably convenient to you, subject to your other commitments (the “General Consulting Services”). The sole compensation to which you will be entitled in respect of the General Consulting Services will be the Stock Options referred to in paragraph 5. The Company shall seek to give you reasonable advance notice of any in-person or telephone meetings requested of you hereunder. You shall not have a minimum time commitment for such services, it being understood that your commitment is to be available for consultation from time to time as aforesaid, but not to be required to provide any specific service at any specific time. The Company acknowledges that, subject to the limitations set forth in this agreement, you shall be free to engage in other business related activities as an employee or otherwise for other persons or entities.

5.

Stock Options. In connection with your acceptance of the position of Vice Chairman of the Board and in consideration of your services as a member of the Board and agreement to provide the General Consulting Services during the term of this agreement, you will be granted options to purchase 2,000,000 shares of the Company’s common stock (the “Stock Options”), at an exercise price equal to the fair market value of the common stock on the date of grant. The Stock Options will vest annually over five (5) years, beginning on the first anniversary of such date as you elect to step down as the Interim Chief Executive Officer of the Company, or ten years from the date of grant, whichever shall end first, in accordance with the standard option agreement approved by the Board. Vesting will, of course, depend on you continuing to provide the General Consulting Services. If you resign or you are removed from the Board, vesting of your Stock Options will cease, unless you continue to provide the General Consulting Services. If you cease providing General Consulting Services, but continue on the Board, vesting of the Stock Options will cease. If your services are terminated by the Company for Cause (as defined below), your unexercised Stock Options will be forfeited. The Stock Options will be non-statutory stock options and will be subject to the terms of the Company’s 2011 Equity Compensation Plan (f/k/a Milestone Scientific 2011 Stock Option Plan), to the extent of available shares, and the Company’s 2020 Equity Incentive Plan (collectively, the “Plan”) and, except as set forth in this paragraph, the Company’s standard stock option agreement approved by the Board, to be entered into by you and the Company. The Company reserves the right to modify or discontinue the Plan in the future. Please consult the Plan for further information. The grant of the Stock Options is contingent upon you signing and delivering to the Company customary grant documents under the Plan (consistent with the terms outlined herein).

6.

Change of Control. In the case of a Change of Control of the Company, if a Board seat in the surviving company is not offered to you, or if you are required to resign your position as a Director as a condition of a Change of Control, or removed from your position as a Director in connection with a Change of Control, vesting would be accelerated for 100 percent for any unvested Stock Options then held by you. A “Change of Control” has the meaning set forth under the Plan.

7.

Reimbursement; Indemnification. The Company will reimburse you for all reasonable travel expenses that you incur in connection with your attendance at meetings of the Board or in connection with other services provided to the Company, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Nothing contained in this agreement is intended to affect any reimbursement to which you are or may become entitled under an Existing Agreement.

8.

Indemnification. You will receive indemnification as a Director of the Company to the maximum extent extended to Directors of the Company generally, as set forth in the Company’s certificate of incorporation, bylaws, an indemnification agreement between the Company and you (which will be provided to you upon the Effective Date (defined below)) and any director and officer insurance the Company may have and maintain from time to time.

9.

Conflicts. It is accepted and acknowledged that you may have business interests other than those of the Company and will declare any conflicts that are apparent at present. In the event that you become aware of any potential conflict of interest, you agree to disclose the same to the Chairman of the Board of the Company and the Company Secretary as soon as you become aware of the same. In accepting this offer, you are representing to us that (i) neither this letter nor the performance of services hereunder will conflict with or violate any obligation that you owe to, or any right of, any third party, including, without limitation, any obligations to or rights of any current or prior employer of yours or other company you work or have worked with (e.g., a “no-moonlighting” clause, exclusive services agreement, non-compete agreement or other invention assignment agreement), and you do not know of any conflict which would restrict your service on the Board, and (ii) you will not provide the Company with any documents, records, or other confidential information belonging to any other party.

10.

Effective Date. If you accept these terms, the Stock Options will be granted upon Compensation Committee action. However, as noted above, the Stock Options will not begin to vest, you will not become Vice Chairman of the Board and the General Consulting Services will not begin to be performed until such time as you elect to step down as Interim Chief Executive Officer of the Company.

11.

Duration of Appointment; Time Commitment. The Company expects your commitment to the Company as Vice Chairman will be for at least five (5) years from the date you become Vice Chairman. Your time commitment would be for at least four (4) Board meetings a year. Recently all meetings have been, and for the foreseeable future all meetings are expected to be, remote, via audio/video conference facility, as the case may be. When in-person meetings resume, they will be held at or in the vicinity of the offices of the Company in New Jersey. You will be expected to devote appropriate preparation time ahead of each meeting. In addition to the above, depending on business exigencies, additional meetings may be convened. Moreover, you may be nominated to one or more Committees of the Board, from time to time. While the Company would seek your convenience for availability before fixing dates for such meetings, this will depend on the overall convenience of a majority of Directors or committee members, as the case may be. Also, we will seek your guidance, suggestions and support, whenever we need your help.

12.	Non-Disclosure; Non-Competition.

(a)

You agree not to use or disclose, either during the term of this agreement or at any time thereafter, except with the prior written consent of the Board of Directors, any trade secrets, proprietary information, or other information that the Company reasonably considers confidential relating to processes, suppliers (including but not limited to a list or lists of suppliers), customers (including but not limited to a list or lists of customers), compositions, improvements, inventions, operations, processing, marketing, distributing, selling, cost and pricing data, or master files utilized by the Company, not presently generally known to the public, and which is, obtained or acquired by you while affiliated with the Company.

(b)

During the term of this agreement and for a period of two years thereafter, you shall not, directly or indirectly, in any manner, provide services to any other person or entity that provides products or services functionally similar to or competing with a product or service of or reasonably contemplated to be provided by the Company or engage in any business which competes with any business conducted by the Company (including any subsidiary) and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with any corporation, firm or business that is so engaged (provided, however, that nothing herein shall prohibit you from owning not more than three percent (3%) of the outstanding stock of any publicly held corporation).

(c)

During the term of this agreement and for two (2) years thereafter, you shall not take any action which might divert from the Company any opportunity learned about by you during your affiliation with the Company which would be within the scope of any of the businesses then engaged in or planned to be engaged in by the Company. The parties acknowledge that currently the Company’s business is the delivery of anesthetics and other medicaments through computer controlled systems.

13.	Intentionally Omitted.

14.

No Solicitation of Employees, Consultants, Contractors or Customers. You agree that for the period of your service as a member of the Board, and for the period of two (2) years after the later of (1) the date your service to the Company ends for any reason, including but not limited to voluntary termination by you or removal by the Company, or (2) the date a court of competent jurisdiction enters an order enforcing this provision, you will not, either directly or through others, (i) solicit, entice, persuade or induce any individual or entity who or which is then, or has been within the preceding six-month period, an employee or independent consultant, advisor, independent contractor, representative or other agent of the Company to end his or her relationship with the Company or a subsidiary; or (ii) any consultant, contractor, customer or potential customer of the Company with whom you had contact or whose identity you learned as a result of your service to the Company or a subsidiary to diminish or materially alter its relationship with the Company or a subsidiary, and you shall not approach any such employee, consultant contractor, customer or potential customer for any such purpose or authorize or knowingly approve the taking of any such actions by any other individual or entity. The term “affiliate” shall mean any person or entity that directly, or indirectly, through one or more intermediaries, is controlled or is controlled by, or is under common control of the Company.

15.

Remedy. Since a breach of the provisions of paragraphs 12 and 14 of this letter could not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith. You agree that the provisions of this letter are necessary and reasonable to protect the Company in the conduct of its business.

16.

Termination. Notwithstanding, anything contained herein to the contrary, the Company and you agree that the Company may terminate this agreement for Cause and, in such event, all unexercised Stock Options, whether or not then vested, shall immediately be forfeited. The Company may terminate this agreement for Cause. The Company shall have no right of termination of the General Consulting Services other than for “Cause.” As used herein, the term “Cause” shall have the meaning set forth in the Plan; provided, that in the event of your willful and continued failure to substantially perform General Consulting Services, the Company will give you written notice of such failure, and the opportunity to cure such failure (if capable of being cured) within thirty (30) days following written notice thereof from the Company.

17.

Independent Contractor. You agree that all services will be rendered by you as an independent contractor. You are not and shall not be considered as an employee or partner of the Company. You shall have no right to receive any benefits, including but not limited to, health and accident insurance, life insurance, paid sick leave and/or paid vacation time, except as provided under paragraph 1(b)(ii) or any of the Existing Agreements. You agree to pay all taxes and other financial obligations resulting from the consideration paid by the Company to you under this agreement, including but not limited to self-employment taxes. You shall indemnify the Company in the event the Company is required to pay any such taxes on behalf of you. In the event any law, rule, regulations or other legal obligation requires the Company to withhold and pay to a governmental entity any portion of the compensation payable by the Company to you, then the Company shall be permitted to deduct and withhold such amount from the compensation payable to you under this agreement and thereafter the Company shall pay such withheld amount to the proper governmental entity in a timely manner.

18.	Disclosure. You acknowledge and agree that Company may publicly disclose that you are or were a member of Company’s Board.

19.

Enforcement. This agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If any amount is due to you pursuant to this agreement at or following the time of your death, any such amount shall be paid in accordance with the terms of this agreement to your estate. The Company shall require any purchaser or purchasers of the Company or any purchaser or purchasers of substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to you, to assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase had taken place. As used in this agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets which executes and delivers the agreement provided for in this paragraph 19 or which otherwise becomes bound by all the terms and provisions of this agreement by operation of law.

20.

Severability of Covenants. In the event that any provision of this agreement, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall remain in full force and effect and any invalid and enforceable provisions shall be deemed, without further action on the part of the undersigned, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.

21.	Governing Law. This letter shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to conflict of laws.

22.	Counterparts. This agreement may be executed in one or more counterparts, each of which shall comprise an original and all of which shall be considered a single agreement.

23.	Headings. Headings and subheadings are for ease of reference only and shall not be considered to be a part of this agreement.

This letter sets forth the entire compensation you will receive for the General Consulting Services. Nothing in this letter should be construed as an offer of employment.

We hope that you find the foregoing terms acceptable and we look forward to your acceptance of our offer and to your election to the Board of the Company as Vice Chairman. If the terms are agreeable, please sign and date a copy of this letter indicating your acceptance, and return it to me.

Leonard, I look forward to having you on the Board as Vice Chairman and trust your relationship with the Company will continue to be challenging and exciting.

Sincerely, /s/ Leslie Bernhard Name: Leslie Bernhard Title: Chairman of the Board Acknowledged and Agreed to: /s/ Leonard Osser Name: Leonard Osser Dated: April 6, 2021